HUSSMAN INVESTMENT TRUST
ADDENDUM TO THE CUSTODY AGREEMENT

THIS ADDENDUM dated this 21st day of December, 2011, to the Custody Agreement dated July 20, 2000, as amended September 10, 2002 and August 1, 2005  (the "Custody Agreement"), is entered into by and between Hussman Investment Trust, an Ohio business trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trust has introduced a new series, the Hussman Strategic Dividend Value Fund, and the parties are desirous of extending the terms of the Custody Agreement to cover such new series; and

WHEREAS, Article XV, Section 15.02 allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D shall be added to the Custody Agreement and is attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HUSSMAN INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ John P. Hussman	By:	/s/ Michael R. McVoy

Printed Name:	John P. Hussman	Printed Name:	Michael R. McVoy

Title:	President	Title:	Vice President

EXHIBIT D

to the Custody Agreement

Fund Names

Separate Series of Hussman Investment Trust

Name of Series
Hussman Strategic Growth Fund
Hussman Strategic Total Return Fund
Hussman Strategic Dividend Value Fund

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